Exhibit 99.1
TRICO MARINE SERVICES REPORTS 2006 SECOND QUARTER RESULTS -CHARTER HIRE REVENUES OF $59.9 MILLION; EXPANSION ACCELERATES INTO INTERNATIONAL MARKETS

HOUSTON, August 7, 2006 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the quarter ended June 30, 2006 reporting net income of $12.1 million, or $0.80 per share (diluted).

Highlights for the Quarter

•	Charter hire revenues of $59.9 million for the second quarter, representing a 19% increase over charter hire revenues of $50.5 million for the first quarter of 2006.
•
Operating income of $20.2 million compared with $19.6 million for the first quarter, despite a $4.4 million ($0.18 diluted earnings per share) sequential increase in maintenance and classification costs.

•
Expansion into international markets continued with the previously announced partnership with China Oilfield Services Limited (“COSL”) for the development and provision of marine offshore support services primarily in Southeast Asia and the mobilization of two more vessels to West Africa.

Summary Results

(In thousands, except per share data and day rates)
	Three months	Three months
	ended	ended
	June 30, 2006	March 31, 2006
Charter hire revenues	$59,897	$50,482
Operating income	20,249	19,553
Net income	12,139	12,378
Diluted EPS	$0.80	$0.82

Day Rates:
Supply / Anchor Handling (North Sea class)	$19,245	$15,836
Supply Vessels (Gulf class)	11,665	10,202

Utilization:
Supply / Anchor Handling (North Sea class)	93%	94%
Supply Vessels (Gulf class)	65%	64%

Charter hire revenues for the quarter ended June 30, 2006 of $59.9 million increased $9.4 million compared to the first quarter of 2006 primarily due to the increased average day rates for our North Sea and Gulf class vessels. Although revenues increased significantly from the previous quarter, most of the increase was offset by increases in operating expenses due to the timing of maintenance & classification (M&C) work on North Sea class vessels and the mobilization of two vessels to West Africa.

In the Gulf of Mexico, we continue to be aggressive with regard to bidding vessels and our revenue this quarter is partially attributable to continued strength of day rates in the Gulf of Mexico. As of August 7, all of our active Gulf of Mexico vessels are working under term contracts.

In the North Sea, our financial performance was bolstered by two of our anchor handling vessels operating in the spot market during a quarter that experienced record-setting day rates. Currently we have 76% of days contracted for our North Sea class vessels for the balance of 2006.

In July 2006, North Sea day rates averaged $22,676 with utilization of 95% while day rates for our Gulf class supply vessels averaged $11,779 with utilization of 69%, or 92% for all actively marketed vessels.

During the quarter, the Company mobilized two vessels (compared to none in the first quarter) to West Africa at a cost of $1.1 million. In addition, M&C work was completed on 9 vessels, including 5 North Sea class vessels, at a total cost of $7.2 million. This resulted in a $4.4 million cost increase compared with the first quarter of 2006 during which M&C work was performed on only one of our larger North Sea class vessels. The total number and mix of planned drydockings for 2006 has not changed. Trevor Turbidy, President and Chief Executive Officer, commented, “Generally, M&C work on our larger North Sea class vessels is more costly than for our Gulf class vessels, so the impact of mix can be more significant than the number of vessels drydocked. Consequently, our policy to expense M&C costs as incurred can cause earnings to be uneven from quarter to quarter.”

Trico's President and Chief Executive Officer, Trevor Turbidy, commented, "This quarter, we continued to deliver on our strategy of expanding our presence into growing international markets. Our partnership with COSL provides us with a well-positioned partner in one of the world’s fastest growing markets for energy consumption. Also, since the shareholder agreement provides that the four North Sea vessels and a Gulf class vessel are bareboated by Trico until the later of December 31, 2007 or the conclusion of any existing contract for such vessel at such time, it also provides us with the option to work our vessels in markets with the highest return. In addition to our expansion into Southeast Asia, we mobilized two additional vessels to West Africa. With these two initiatives we have made significant progress towards our goal of reducing our stacked fleet to zero.” Mr. Turbidy concluded, “Demand in all of our markets remains strong and we are actively bidding term contracts for upcoming projects.”

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except share and per share amounts)

	Three months	Three months
	ended	ended
	June 30, 2006	March 31, 2006
Revenues:
Charter hire	$59,897	$50,482
Amortization of non-cash deferred revenues	1,313	1,269
Other vessel income	246	81
Total revenues	61,456	51,832

Operating expenses:
Direct vessel operating expenses and other	29,019	21,202
General and administrative	6,717	5,742
Depreciation and amortization expense	6,426	6,102
Insurance recovery from a loss on assets held for sale	(605)	-
Gain on sales of assets	(350)	(767)
Total operating expenses	41,207	32,279

Operating income	20,249	19,553

Interest expense	(403)	(481)
Amortization of deferred financing costs	(46)	(50)
Other income, net	426	233
Income before income taxes	20,226	19,255

Income tax expense	8,087	6,877

Net income	$12,139	$12,378

Basic income per common share:
Net income	$0.83	$0.85
Average common shares outstanding	14,600,247	14,574,169

Diluted income per common share:
Net income	$0.80	$0.82
Average common shares outstanding	15,170,537	15,042,889

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except share and per share amounts)

	Six months	Six months
	ended	ended
	June 30, 2006	December 31, 2005
Revenues:
Charter hire	$110,379	$94,478
Amortization of non-cash deferred revenues	2,582	6,300
Other vessel income	327	254
Total revenues	113,288	101,032

Operating expenses:
Direct vessel operating expenses and other	50,221	42,119
General and administrative	12,459	14,366
Depreciation and amortization expense	12,528	12,906
Loss on assets held for sale	-	2,237
Insurance recovery from a loss on assets held for sale	(605)	-
Gain on sales of assets	(1,117)	(2,247)
Total operating expenses	73,486	69,381

Operating income	39,802	31,651

Interest expense	(884)	(3,750)
Amortization of deferred financing costs	(96)	(173)
Loss on early retirement of debt	-	(3,950)
Other income, net	659	223
Income before income taxes	39,481	24,001

Income tax expense	14,964	7,572

Net income	$24,517	$16,429

		Three months ended		Six months ended
	Month of	June 30,	March 31,	June 30,	December 31,
Average Day Rates:	July 2006	2006	2006	2006	2005
PSV/AHTS (North Sea class)	$22,676	$19,245	$15,836	$17,531	16,627
Supply (Gulf class)	11,779	11,665	10,202	10,940	7,599
Crew/line handling	5,397	5,217	3,336	4,150	2,704

Utilization:
PSV/AHTS (North Sea class)	95%	93%	94%	94%	94%
Supply (Gulf class)(1)	69%	65%	64%	64%	63%
Crew/line handling	85%	88%	87%	87%	91%

Average Number of Vessels:
PSV/AHTS (North Sea class)	16.0	16.0	16.0	16.0	16.2
Supply (Gulf class)	44.0	44.2	45.0	44.6	47.3
Crew/line handling	8.0	8.0	11.0	9.5	15.2

(1) Stacked vessels are included in the calculation of utilization. Excluding stacked vessels, our supply vessel utilization was 92% during the one month period ending July 31, 2006, 87% during the three month periods ended June 30, 2006, 89% during the three month period ending March 31, 2006, 87% during the six months ended June 30, 2006, and 91% during the six months ended December 30, 2005.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share amounts)

	June 30,	December 31,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$88,940	$51,218
Restricted cash	535	570
Accounts receivable, net	49,668	42,986
Prepaid expenses and other current assets	4,177	3,484
Assets held for sale	5,127	5,853
Total current assets	148,447	104,111

Property and equipment:
Land and buildings	1,906	1,844
Marine vessels	257,222	241,360
Construction-in-progress	5,561	235
Transportation and other	2,074	1,566
	266,763	245,005
Less accumulated depreciation and amortization	32,854	19,359
Net property and equipment	233,909	225,646

Restricted cash - noncurrent	11,623	7,253
Other assets	8,168	7,212
Total assets	$402,147	$344,222

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$22,777	$36,610
Accounts payable	7,358	6,295
Accrued expenses	11,159	10,715
Accrued insurance reserve	3,008	3,426
Accrued interest	133	288
Income taxes payable	1,191	518
Total current liabilities	45,626	57,852

Long-term debt, including premiums	9,265	9,928
Deferred income taxes	54,497	46,055
Deferred revenues on unfavorable contracts	3,155	5,379
Other liabilities	3,043	2,576
Total liabilities	115,586	121,790

Commitments and contingencies	-	-
Non-controlling Interest	17,295	-

Stockholders' equity:
Preferred stock, $.01 par value	-	-
Common stock, $.01 par value	147	146
Warrants - Series A	1,649	1,649
Warrants - Series B	634	634
Additional paid-in capital	221,972	208,143
Retained earnings	44,617	20,100
Cumulative foreign currency translation adjustment	247	(8,240)
Total stockholders' equity	269,266	222,432

Total liabilities and stockholders' equity	$402,147	$344,222

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Six months	Six months
	ended	ended
	June 30, 2006	December 31, 2005
Net income	$24,517	$16,429
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	12,590	13,044
Amortization of deferred revenues	(2,582)	(6,300)
Deferred income taxes	13,319	6,127
Loss on assets held for sale	-	2,237
Loss on early retirement of debt	-	3,950
Gain on sales of assets	(1,117)	(2,247)
Provision for doubtful accounts	1,094	628
Stock compensation expense	1,123	459
Change in operating assets and liabilities:
Accounts receivable	(6,528)	(5,588)
Prepaid expenses and other current assets	(574)	327
Accounts payable and accrued expenses	931	(462)
Other, net	(475)	(1,373)
Net cash provided by operating activities	42,298	27,231

Cash flows from investing activities:
Purchases of property and equipment	(7,294)	(1,128)
Proceeds from sales of assets	2,138	5,436
Increase in restricted cash	(4,272)	83
Other, net	-	26
Net cash provided by (used in) investing activities	(9,428)	4,417

Cash flows from financing activities:
Net proceeds from issuance of common stock	168	93,535
Net proceeds from exercises of warrants and option	-	1,806
Proceeds from issuance of debt	15,878	1,000
Repayment of debt	(32,627)	(87,367)
Contribution from the non-controlling interest	20,910	-
Net cash provided by financing activities	4,329	8,974

Effect of exchange rate changes on cash and cash equivalents	523	(242)

Net increase in cash and cash equivalents	37,722	40,380
Cash and cash equivalents at beginning of period	51,218	10,838
Cash and cash equivalents at end of period	$88,940	$51,218